EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-129668 of Enterprise GP Holdings L.P. of our report dated March 17, 2006, relating to the consolidated balance sheet of EPE Holdings, LLC at December 31, 2005, appearing in the Current Report on Form 8-K of Enterprise GP Holdings L.P. dated March 17, 2006.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 17, 2006